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                                                                     Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement"), is entered into as of August 1, 2001, by and between FINANCIAL PERFORMANCE GROUP, a New York corporation ("FPCX"), and BrandPartners Group, Inc., a Delaware corporation ("BPGI") and wholly owned subsidiary of FPCX.

                              W I T N E S S E T H:

      WHEREAS, FPCX is a corporation, originally incorporated under the name Performance Services Group, duly organized and existing under the laws of the State of New York having at the date hereof authorized capital stock of 50,000,000 shares of common stock, par value $.01 per share ("New York Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("New York Preferred Stock") of which 14,798,540 shares of New York Common Stock and no shares of New York Preferred Stock are issued and outstanding; and

      WHEREAS, BPGI is a corporation duly organized and existing under the laws of the State of Delaware having at the date hereof authorized capital stock of 100,000,000 shares of common stock, par value $.01 per share ("Delaware Common Stock"), and 20,000,000 shares of preferred stock, par value $.01 per share ("Delaware Preferred Stock") of which 1,000 shares of Delaware Common Stock are issued and outstanding and held by FPCX and no shares of Delaware Preferred Stock are issued outstanding; and

      WHEREAS, FPCX desires to reincorporate into the State of Delaware by merging with and into BPGI with BPGI continuing as the surviving corporation in such merger, upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware.

      NOW, THEREFORE, in consideration of the premises and mutual agreements, provisions and covenants contained herein, and subject to the terms and conditions hereof, the parties hereto do hereby agree as follows:

      1.    Merger of FPCX into BPGI. At the Effective Time (as defined in
Section 2 hereof), FPCX shall merge with and into BPGI in accordance with the New York Business Corporation Law (the "NYBCL") and the General Corporation Law of the State of Delaware (the "DGCL"). The separate existence of FPCX shall thereupon cease and BPGI shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of FPCX and BPGI (together sometimes referred to as the "Constituent Corporations"); and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations, on whatever account, as well as for stock subscriptions as all other things in action or belonging to
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each of the Constituent Corporations, shall be vested in the Surviving
Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they had been of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the DGCL; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of FPCX, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as acts, plans, policies, agreements, arrangements, approvals and authorizations of BPGI and shall be as effective and binding thereon as the same were with respect to FPCX. The employees and agents of FPCX shall become the employees and agents of BPGI and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of FPCX. The requirements of any plans or agreements of FPCX involving the issuance or purchase by FPCX of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of BPGI. The subsidiaries of FPCX shall become the subsidiaries of BPGI.

      2. Effective Time. The Merger shall become effective upon the date the Certificate of Merger is filed by the Surviving Corporation with the Department of State of the State of New York pursuant to Section 907(e)(2) of the NYBCL, or the date a Certificate of Ownership and Merger is filed by the Surviving Corporation with the Secretary of State of the State of Delaware pursuant to
Section 253 of the DGCL, whichever filing occurs last (the "Effective Time").

      3. Effects of the Merger. At the Effective Time, the Merger shall have the effects specified in the NYBCL, the DGCL and this Merger Agreement.

      4. Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of BPGI as in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      5. Directors and Officers. At the Effective Time, the directors and officers of FPCX in office at the Effective Time shall retain their positions as the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and shall qualify, or until his or her earlier death, incompetency or removal; provided, however, that, in accordance with the Certificate of Incorporation of BPGI, the Board of Directors of BPGI shall be divided into three classes, denominated Class I, Class II and Class III, each with a term expiring at the annual meeting of stockholders of BPGI in the indicated year, as follows:


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
Class I Directors              Class II Directors          Class III Directors
(term expiring 2002)           (term expiring 2003)        (term expiring 2004)
--------------------           --------------------        --------------------
Richard Levy                   J. William Grimes           Jonathan Foster
Ronald Nash                    William Lilley III          Nathan Gantcher
                                                           Jeffrey S. Silverman
                                                           Edward T. Stolarski

      6.    Conversion.

            (a) Shares. At the Effective Time, each share of New York Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Delaware Common Stock, and each share of New York Preferred Stock issued and outstanding immediately prior to the Effective Time, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Delaware Preferred Stock.

            (b) Options, Rights and Warrants. At the Effective Time, options, rights and warrants to acquire shares of New York Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into options, rights and warrants to acquire an equal number of shares of Delaware Common Stock at the same price and upon the same terms and subject to the same conditions as in effect at the Effective Time. The same number of shares of Delaware Common Stock shall be reserved for purposes of exercise of options under any stock option or similar plans as is equal to the shares of New York Common Stock so reserved as of the Effective Time. BPGI hereby assumes the outstanding and unexercised portion of such options, rights and warrants and the obligations of FPCX to issue shares upon exercise thereof.

      7. Cancellation. At the Effective Time, each share of Delaware Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by FPCX shall be canceled without any consideration being issued or paid therefor.

      8. Exchange of Certificates. At any time on or after the Effective Time of the Merger, the holders of New York Common Stock will be entitled, upon surrender of such certificates to the Surviving Corporation, to receive in exchange therefor one or more new stock certificates evidencing ownership of the same number of shares of Delaware Common Stock. If any certificate representing shares of Delaware Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate or other writing so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Delaware Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not payable.


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      9.    Conditions. Consummation of the Merger is subject to the
satisfaction at or prior to the Effective Time of the following conditions:

            (a) Approval. This Merger Agreement and the Merger shall have been adopted and approved by FPCX in the manner provided in Section 905 of the NYBCL and by BPGI in the manner provided in Section 253 of the DGCL; and

            (b) Third Party Consents. The parties shall have received all required consents to and approvals of the Merger.

      10. Amendment. This Merger Agreement may be amended, modified or supplemented, in whole or in part, at any time prior to the Effective Time with the mutual consent of the Board of Directors of FPCX and the Board of Directors of BPGI to the full extent permitted under applicable law.

      11. Abandonment; Postponement. At any time prior to the Effective Time this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of FPCX or BPGI or both, or the consummation of the Merger may be postponed for a reasonable period of time, without any action of the stockholders of FPCX or BPGI, notwithstanding the approval of this Merger Agreement by the stockholders or Boards of Directors of either FPCX or BPGI.

      12. Further Assurances. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of FPCX, FPCX and its directors and officers at the Effective Time shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of FPCX or otherwise to take any and all such action.

      13. Counterparts. This Merger Agreement may be executed in any number of counterparts, all of which shall be considered to be an original instrument.

      14. Governing Law. This Merger Agreement shall be construed in accordance with the laws of the State of Delaware.


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      IN WITNESS WHEREOF, the parties to this Merger Agreement have executed this Merger Agreement on and as of the day first written above.


                              FINANCIAL PERFORMANCE CORPORATION,
                                  a New York corporation

                              By: /s/ Jeffrey S. Silverman
                                  ----------------------------------------------
                                  Name:  Jeffrey S. Silverman
                                  Title:  Chairman and Chief Executive Officer



                              BRANDPARTNERS GROUP, INC.,
                                  a Delaware corporation

                              By:/s/ Jeffrey S. Silverman
                                 -----------------------------------------------
                                  Name:  Jeffrey S. Silverman
                                  Title:  Chairman and Chief Executive Officer


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